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                                                                     Exhibit 3.1


                     SECOND AMENDED AND RESTATED CHARTER OF
                            PACER INTERNATIONAL, INC.

     Pursuant to the provisions of Section 48-20-107 of the Tennessee Business Corporation Act (the "Act"), the undersigned corporation hereby amends and restates its Amended and Restated Charter to supercede the Amended and Restated Charter and any and all prior amendments thereto as follows:

I.   The name of the corporation is Pacer International, Inc.

II.  The text of the Second Amended and Restated Charter is as follows:

     1. Name. The name of the corporation is Pacer International, Inc. (the "Corporation").

     2. Registered Office and Registered Agent. The address of the registered office of the Corporation in Tennessee is CT Corporation System, 530 Gay Street Knoxville, TN 37902. County, Knox. The Corporation's registered agent at the registered office is CT Corporation System.

     3. Principal Office. The address of the principal office of the Corporation is 2300 Clayton Road, Suite 1200, Concord, California 94520.

     4. Corporation for Profit. The Corporation is for profit.

     5. Duration. The duration of the Corporation is perpetual.

     6. Purpose. The Corporation is organized to do any and all things and to exercise any and all powers, rights, and privileges that a corporation may now or hereafter be organized to do or to exercise under the Act, as amended from time to time.

     7. Authorized Shares. The Corporation shall have authority, acting by its board of directors, to issue not more than two hundred million (200,000,000) shares divided into classes as follows:

     (a) One hundred and fifty million (150,000,000) shares shall be shares of common stock, each with a par value of one cent ($.01) (the "Common Stock"). All shares of Common Stock shall be one and the same class and when issued shall have equal rights of participation in dividends and assets of the Corporation and shall be fully paid and nonassessable. Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. There shall be no cumulative voting of the Common Stock of the Corporation.

     (b) Fifty million (50,000,000) shares shall be shares of preferred stock, each with a par value of one cent ($.01) (the "Preferred Stock"). Shares of Preferred Stock may be issued from time to time in one or more classes or series, each such class or series to be so designated as to distinguish the shares thereof from the shares of all other classes and series. The board of directors is hereby vested with the authority to divide the Preferred Stock into classes or series and to fix and determine the relative rights,


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preferences, qualifications, and limitations of the shares of any class or series so established including, without limitation, the number of shares constituting such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of Preferred Stock then outstanding) to the extent permitted by Tennessee law. Without limiting the generality of the foregoing, in establishing any class or series of Preferred Stock the board of directors may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the Preferred Stock of any other class or series. Except as otherwise expressly provided in the articles of amendment establishing any class or series of the Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be prerequisite to the issuance of any shares of any class or series of Preferred Stock authorized by and complying with the conditions of this Charter.

     8. Limitation on Directors' Liability. To the fullest extent permitted by the Act as in effect on the date hereof, and as hereafter amended from time to time, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended from time to time, or such successor statute. Any repeal or modification of this Section 8 by the shareholders of the Corporation shall not affect adversely any right or protection of a director of the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

     9. Indemnification. The Corporation shall indemnify every person (and the heirs, executors and administrators of such person) who is or was a party or is or was threatened to be made a party to, or is involved in, any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, agent, or trustee of another corporation or of a partnership, joint venture, trust, employee benefit plan, or other enterprise, including service on a committee formed for any purpose (and, in each case, his or her heirs, executors, and administrators), against all expense, liability, and loss (including counsel fees, judgments, fines, ERISA excise taxes, penalties, and amounts paid in settlement) actually and reasonably incurred or suffered in connection with such action, suit, or proceeding, to the fullest extent permitted by applicable law, as in effect on the date hereof and as hereafter amended; provided, however, that except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any such person (or the heirs, executors or administrators of such person) in connection with any action, suit or proceeding (or part thereof) initiated by such person unless such action, suit or proceeding (or part thereof) was authorized or consented to by the board of directors. Such indemnification may include advancement of expenses in advance of final disposition of such action, suit, or proceeding, subject to the provision of any applicable statute.



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     The indemnification and advancement of expenses provisions of this Section
9 shall not be exclusive of any other right that any person (and his or her heirs, executors, and administrators) may have or hereafter acquire under any statute, this Charter, the Corporation's Bylaws, resolution adopted by the shareholders, resolution adopted by the board of directors, agreement, or insurance, purchased by the Corporation or otherwise, both as to action in his or her official capacity and as to action in another capacity. The Corporation is hereby authorized to provide for indemnification and advancement of expenses through its Bylaws, resolution of shareholders, resolution of the board of directors, or agreement, in addition to that provided by this Charter.

     Neither the amendment nor repeal of this Section 9, nor the adoption of any provision of this Charter or the bylaws of the Corporation, nor the adoption or repeal of any resolution of the board of directors or the shareholders providing for indemnification nor, to the fullest extent permitted by Tennessee law as amended from time to time, any modification of law, shall eliminate or reduce the effect of this Section 9 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

     10. Board of Directors.

     (a) All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, a board of directors. The board of directors shall consist of no fewer than three (3) nor more than eighteen (18) members, not including directors elected by the holders of the Corporation's Preferred Stock, in addition to the number of members elected by holders of Preferred Stock. The exact number of directors within the range shall be fixed from time to time by the board of directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors, other than directors who may be elected by holders of Preferred Stock. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting of shareholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify; subject, however, to prior death, resignation, retirement, disqualification, or removal from office. Any vacancy on the board of directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by the board of directors.

     (b) Any director may be removed from office but only for cause and only by the affirmative vote of the holders of seventy-five percent (75%) of the voting power of the shares entitled to vote in the election of directors, considered for this purpose as one class, unless a vote of a special voting group is otherwise required by law.

     (c) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right,



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voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of this Charter applicable thereto.

     11. Special Meetings. Special meetings of the shareholders, for any purpose or purposes, may be called only by the Chairman, the Chief Executive Officer, the board of directors, or by any person or persons specified in the Bylaws.

     12. Business Combinations. The Corporation shall not engage in any "business combination" (as hereinafter defined), or vote, consent, or otherwise act to authorize a subsidiary of the Corporation to engage in a business combination, with, with respect to, proposed by or on behalf of, or pursuant to any agreement, arrangement or understanding (whether or not in writing) with any "related person" (as hereinafter defined) or any "affiliate" or "associate" (as hereinafter defined) of a related person unless:

     (a) the business combination or the transaction which resulted in the shareholder becoming a related person is approved by the board of directors of the Corporation prior to the acquisition by such related person of the beneficial ownership of 10% or more of the outstanding voting stock of the Corporation; or

     (b) a five (5) year period, commencing with the date the related person acquired beneficial ownership of 10% or more of the outstanding voting stock of the Corporation, has expired and the business combination is thereafter approved by the affirmative vote of the holders of seventy-five percent (75%) of the outstanding voting stock not beneficially owned by the related person or its affiliates or associates at a properly called shareholders' meeting; or

     (c) a five (5) year period, commencing with the date the related person acquired beneficial ownership of 10% or more of the outstanding voting stock of the Corporation, has expired and all of the following conditions are satisfied:

          (i) the aggregate amount of cash and market value of the property, securities or other consideration to be received per share by holders of each outstanding class or series of shares of the Corporation in the business combination is not less than the highest of (i) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees), paid by such related person in acquiring any shares of the same class or series within the five-year period immediately prior to (y) the announcement date with respect to such business combination or (z) the date of the transaction in which the related person acquired beneficial ownership of 10% or more of the outstanding voting stock of the Corporation, whichever is higher; plus, in either case, interest compounded annually from the earliest date on which such highest per share acquisition price was paid through the consummation date at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash per share since such earliest date, up to the amount of such interest; (ii) the highest preferential amount per share to which the holders of shares of such class or series of shares are entitled in the event of any




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     liquidation, dissolution or winding up of the Corporation, plus the aggregate amount of any dividends declared or due as to which such holders are entitled prior to payment of dividends on some other class or series of shares (unless the aggregate amount of such dividends is included in such preferential amount); or (iii) the market value per share of each class or series of shares on the announcement date with respect to such business combination or on the date the related person acquired beneficial ownership of 10% or more of the outstanding voting stock of the Corporation, whichever is higher; plus interest compounded annually from such date through the consummation date at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash per share on each class or series of shares since such date, up to the amount of such interest; and

          (ii) the consideration to be received by holders of a particular class or series of outstanding shares of the Corporation in the business combination is in cash or in the same form as the related person used to acquire the largest number of shares of such class or series of shares previously acquired by the related person and such consideration shall be distributed as soon as practical; and

          (iii) the holders of all outstanding shares of each class or series of shares of the Corporation not beneficially owned by the related person immediately prior to the consummation of the business combination (except those who may perfect their rights of dissent) are entitled to receive in the business combination cash or other consideration for such shares in compliance with Section 12(c)(i) and Section 12(c)(ii); and

          (iv) after becoming a related person and prior to the consummation of such business combination such related person shall not have become the beneficial owner of any additional shares of capital stock of the Corporation (except as part of a transaction which resulted in the shareholder becoming a related person, upon compliance with the provisions of this Section 12 or as a result of a pro rata share dividend, stock split, or other distribution of shares in respect of shares not constituting a business combination);

or

     (d) the related person acquired beneficial ownership of 10% or more of the outstanding voting stock of the Corporation prior to the date on which a class of the Corporation's voting stock was registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to ss.12(g) of the Securities Exchange Act of 1934, as amended; or

     (e) if the board of directors of the Corporation determines that a shareholder became a related person inadvertently, and as soon as practicable divests itself of a sufficient number of shares of the Corporation so that such related person is no longer the beneficial owner, directly or indirectly, of 10% or more of the outstanding voting stock of the Corporation.



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     For purposes of this Section:

          (i) The term "business combination" shall mean (a) any merger, share exchange or consolidation of the Corporation or any subsidiary with or into a related person or any of its affiliates or associates, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one or more transactions) of all or any "substantial part" (as defined below) of the assets of the Corporation or any subsidiary, to, with or proposed by or on behalf of, a related person or any of its affiliates or associates, (c) the issuance or transfer by the Corporation of any securities of the Corporation or any subsidiary (in one or more transactions) to a related person or any of its affiliates or associates (other than pursuant to the exercise of warrants or rights to purchase securities, a pro rata dividend or distribution, or the conversion of convertible securities issued prior to the date the related person became a related person), (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, or any reincorporation of the Corporation in another state or jurisdiction, proposed by or on behalf of, or pursuant to any agreement, arrangement or understanding (whether or not in writing) with, a related person or any of its affiliates or associates, (e) any transaction (whether or not with or into or otherwise involving a related person or any of its affiliates or associates), proposed by or on behalf of, or pursuant to any agreement, arrangement or understanding (whether or not in writing) with a related person or any of its affiliates or associates which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of shares or securities convertible into shares entitled to vote or securities that are exchangeable for, convertible into, or carry a right to acquire shares entitled to vote, of the Corporation or any subsidiary which are, directly or indirectly, owned or controlled by the related person or its affiliates or associates, except as a result of immaterial changes due to fractional share adjustments, or (f) any loans, advances, guarantees, pledges, financial assistance, security arrangements, restrictive covenants or any tax credits or other tax advantages provided by, through or to the Corporation or any subsidiary as a result of which a related person or any of its affiliates or associates receives a benefit, directly or indirectly, except proportionately as a shareholder of the Corporation.

          (ii) The term "control" shall have the meaning set forth in Section 48-103-203(8) of the Act.

          (iii) The term "market value" shall have the meaning set forth in
     Section 48-103-203(12) of the Act.

          (iv) The term "related person" shall mean and include any individual, domestic or foreign corporation, partnership (general or limited), syndicate, joint venture, trust, estate, association or other person or entity which (a) together with its "affiliates" and "associates" (as defined in Section 48-103-203 of the Act), is the "beneficial owner" (as defined in Section 48-103-203(4) of the Act) of, in the aggregate ten percent (10%) or more of the voting power of any class or series of the then outstanding voting stock of the Corporation, or (b) is an



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     affiliate or associate of the Corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of any class or series of the then outstanding stock of the Corporation; provided, however, that notwithstanding anything to the contrary, none of Coyote Acquisition LLC, Coyote Acquisition II LLC, Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Advisors IV, L.P., Apollo Management IV, L.P., Apollo Capital Management, Inc. or any of their respective affiliates or associates shall be a related person for purposes of this Section 12.

          (v) The terms "subsidiary" or "subsidiaries" shall have the meaning set forth in Section 48-103-204(18) of the Act.

          (vi) The term "substantial part" shall mean assets having an aggregate market value equal to at least ten percent (10%) of the (a) aggregate market value of all the assets of the Corporation (on a consolidated basis), (b) aggregate market value of all the outstanding shares of the Corporation or (c) the net income of the Corporation (on a consolidated basis).

          (vii) The term "voting stock" shall have the meaning set forth in
     Section 48-103-204(19) of the Act.

     13. Amendment of Charter or Bylaws. The affirmative vote of holders of not less than seventy-five percent (75%) of the outstanding shares entitled to vote at a meeting of the shareholders called for that purpose shall be required to amend, alter, change or repeal Sections 10, 11, 12 and 13 of this Charter and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in Sections 10, 11, 12 and 13 of this Charter unless such action is approved by the affirmative vote of holders of not less than seventy-five percent (75%) of the outstanding shares entitled to vote at a meeting of the shareholders called for that purpose. The Corporation's Bylaws may be amended by the affirmative vote of a majority of the members of the board of directors or by the affirmative vote of holders of not less than seventy-five percent (75%) of the outstanding shares entitled to vote at a meeting of the shareholders called for that purpose."

III. This Second Amended and Restated Charter contains amendments requiring shareholder approval and was duly adopted by the board of directors and shareholders of the Corporation.



                                         PACER INTERNATIONAL, INC.


                                         --------------------------------
                                         Donald C. Orris
                                         Chief Executive Officer

Dated: ____________, 2002

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